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                                  AGREEMENT

This Agreement is dated as of December 3, 1999, between Entertainment Boulevard, Inc., a Nevada corporation located at 12910 Culver Boulevard, Suite I, Los Angeles, CA 90066 ("EBLD"), and Youthline USA, Inc., a Delaware corporation, located at 4581 US9, Howell, New Jersey 07731 ("YUSA"). In consideration of the mutual premises and undertakings stated herein, the parties hereto agree as follows:

1.     TRADEMARKS

       1.1 EBLD IDENTITIES ON YUSA SITE. EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense other than to YUSA customers or Schools) throughout the Term of this Agreement to YUSA to use the EBLD name and logo and other proprietary identities of EBLD (collectively, "EBLD Mark(s)") in connection with YUSA's website called "Youthline-USA.com" ("Youthline-USA.com") currently located at http://www.youthline-usa.com, solely as stated in Exhibit A.

2.     DEVELOPMENT OF YUSA WEBSITE

       2.1 RESPONSIBILITIES OF EBLD. EBLD shall be responsible for the development and enhancement of the YUSA website, all in accordance with the specifications, and to the satisfaction of YUSA. All changes with respect to the YUSA website shall be made by EBLD. EBLD acknowledges that the YUSA site must be relaunched no later than January 3, 2000. After the YUSA site is relaunched, EBLD shall be required to provide weekly services (for no additional charges) of no less than 20 hours nor more than 40 hours (as requested by YUSA).

       2.2 EBLD SERVER. EBLD shall host the YUSA website ans shall provide access through its server at a site agreed upon by YUSA. YUSA may, at its sole discretion, decide to host the website and provide an alternate server for same.

3.     CONTENT

       3.1 SITE PRODUCTION. EBLD shall build, serve, and produce the Youthline-USA.com website. EBLD shall give YUSA a pass code in order for YUSA to upload content to the Youthline-USA.com website. All content contained on the Youthline-USA.com will be approved exclusively by YUSA.

       3.2 MULTIMEDIA CONTENT. EBLD will provide YUSA the right to add any of EBLD's content, products or services on the YUSA website. YUSA will have sole and absolute authority to provide such content, products or


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               services to the YUSA website. In addition, EBLD shall provide new multimedia products as requested by YUSA.

       3.3 LICENSE. (a) EBLD hereby grants a non-exclusive cost-free license (without the right of sublicense other than to YUSA customers or Schools) throughout the Term of this Agreement to YUSA to use the certain content owned and/or controlled by EBLD, as described on Exhibit A (collectively, "EBLD Content") in connection with YUSA, solely as stated on Exhibit A. YUSA will not establish any direct hypertext links between Youthline-USA.com and the site of an EBLD competitor as outlined in Exhibit B.

               (b) All content on the website as of the termination date of this Agreement shall be the property of YUSA. All streaming content (audio and video) shall continue to remain on the YUSA website (for no charge) so long as same is still licensed (including renewals thereof) to EBLD.

               (c) EBLD may not publish any of the YUSA website content on its own site but may only provide a hypertext link to the YUSA site. Nor can EBLD license any of such content to any third party. None of the EBLD sites may contain any educational childrens programming (other than the reference to the YUSA site), unless YUSA decides not to provide such specific content on its own site. EBLD may not offer its services, content or products to any other childrens educational/entertainment company during the term of this Agreement. EBLD may not establish hypertext links between EBLD sites and the sites of any YUSA competitor as outlined on Exhibit C (which may be updated from time to time by YUSA).

       3.4 PROMOTION. EBLD shall actively promote the YUSA website within its own site.

       3.5 PUBLICATION OF CONTENT. Neither party will use the Content of the other's site in any way without the consent of the other. All content, technology, systems, etc. developed by EBLD on behalf of YUSA, shall belong to YUSA at the termination of this Agreement.

       3.6 QUALITY CONTROL. EBLD agrees to maintain the quality of the site of the Youthline-USA.com site to a level satisfactory to YUSA. If YUSA, in its reasonable discretion, determines that the Youthline-USA.com site falls below its expectations and does not otherwise meet its editorial standards, YUSA will notify EBLD to that effect in writing giving specific details of the failure to meet such expectations or standards, and EBLD will remedy the deficiencies specified in such notice within 30 days after the date of its receipt of that notice. If, following such 30-day period, the quality of the Youthline-USA.com site has not sufficiently improved, YUSA may


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             terminate the Agreement effective immediately upon the receipt by the other party of notice of termination. EBLD shall be responsible to cure any material malfunctions or problems with the site within 24 hours of notice of same.

       3.7 LIMITATION OF RIGHTS. YUSA's use of the EBLD's Marks and Content as well as the use of the any content described on Exhibit A, is strictly limited to the uses stated in this Agreement. Neither party acquires any rights in or to the other party's Marks and/or the goodwill inherent therein by this Agreement or otherwise. All rights granted under this Agreement, including the right to use the other party's Marks or Content, or to link to the other party's Content shall revert to the granting party upon termination, other than as set forth herein.

4.     FINANCIAL

       4.1 PRODUCTION EXPENSES. Each party will be solely responsible for its own expenses incurred in undertaking its rights and responsibilities under this Agreement and otherwise in operating its website.

       4.2 PRODUCTION FEE. YUSA shall pay to EBLD a one-time fee of two hundred thousand dollars ($200,000). One hundred thousand dollars ($100,000) shall be due upon signature of this Agreement, and the additional one hundred thousand dollars ($100,000) shall be due upon the re-launch of the Youthline-USA.com website. The relaunching of the YUSA site shall be no later than January 3, 2000. If same is not completed at such date, EBLD shall return the $100,000 payment referred to above.

       4.3   ADVERTISING.

             (a) RETAINED RIGHTS. Each party will have the right to continue to transact advertising and promotional programs for its own website, to retain all advertising inventory and set all packaging and pricing for any advertising thereon. No such arrangements by a party can allow for any third-party use of the other party's Marks or Content without the prior written approval of that other party. The parties acknowledge that both YUSA and EBLD are entitled to sell advertising on the YUSA site, PROVIDED, HOWEVER, all such advertising is pre-approved by YUSA to ensure appropriateness of same.

             (b) ADVERTISING GUIDELINES. YUSA will not sell any advertising for Youthline-USA.com to the parties listed on Exhibit B attacthed hereto. EBLD will not sell advertising for EBLD sites to the parties listed on Exhibit C attached hereto.

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             (c) PAYMENTS. Each party shall pay to the other with respect to all advertising revenues generated a sum equal to that percent of the gross revenues actually received on behalf of the Youthline-USA.com website hereunder. For the purposes hereof, the Revenue Split will be as follows: EBLD 50%, YUSA 50%.

             (d) PAYMENT SCHEDULE. Each party shall pay the other its share of revenue within thirty (30) days after the end of each month.

             (e) AUDITS. EBLD or EBLD's designated representative shall have the right, at YUSA's usual place of business, during business hours and on reasonable notice to YUSA (but in no event more than once annually), to examine and copy at EBLD's sole expense (provided EBLD keeps such copies confidential and uses them solely in connection with EBLD's audit rights hereunder, in any proceeding hereunder, or in any necessary business disclosures to a third party subject to such third party's agreement to retain such confidentiality) YUSA's books and records to confirm the accuracy of any such statmenets not otherwise deemed accepted. In the event that such audit reveals a discrepancy in the amounts owed EBLD from what was actually paid, YUSA shall pay EBLD the amount of such discrepancy. If such discrepancy is in excess of five percent (5%) of the amounts actually paid to EBLD, YUSA shall reimburse EBLD for the cost of such audit. YUSA or YUSA's designated representative shall have the right, at EBLD's usual place of business, during business hours and on reasonable notice to EBLD (but in no event more than once annually), to examine and copy (provided YUSA keeps such copies confidential and uses them solely in connection wtih YUSA's audit rights hereunder, in any proceeding hereunder, or in any necessary business disclosures to a third party subject to such third party's agreement to retain such confidentiality) EBLD's books and records to confirm the accuracy of any such statements not otherwise deemed accepted. In the event that such audit reveals a discrepancy in the amounts owed YUSA from what was actually paid, EBLD shall pay YUSA the amount of such discrepancy. If such discrepancy is in excess of five percent (5%) of the amounts actually paid to YUSA, EBLD shall reimburse YUSA for the cost of such audit.

     4.4 PRODUCT SALES. EBLD and YUSA will offer users the opportunity to purchase products through an online retail stor (the "Store") as follows: (it being understood that EBLD shall be exclusively responsible for development and build-out of the Store).

             (a) LINKS. Youthline-USA.com will include a button to link to the Store in a mutually agreed upon design.

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             (b) PRODUCTS. YUSA shall have sole and absolute discretion to determine the products to be available from the Store.

             (c) ORDER PROCESSING. The Store will process product orders placed by customers who follow these links from Youthline-USA.com to the Store site. The Store reserves the right to reject orders that do not comply with any requirements that the Store periodically may establish. The Store will be responsible for all aspects of order processing and fulfillment, including without limitation: preparing order forms; processing payments, cancellations, and returns; and handling customer service. The Store will track sales made to customers who purchase products using the links from Youthline-USA.com and will send EBLD and YUSA reports summarizing this sales activity.

             (d) CUSTOMER DATA. EBLD and YUSA shall both own and retain all right, title and interest in all names, addresses and other identifying information of users of the Store. EBLD and YUSA shall agree upon any future uses (and limitation to same) to such data base.

             (e) FEE SCHEDULE. EBLD and YUSA will share equally in the net revenue of the Store. "Net Revenue" shall be defined as sales of product less cost of product and costs for shipping, handling, gift wrapping and taxes. All funds generated by the Store will be deposited into a separate bank account of EBLD. The account will require that all checks, wires, etc. will need two signatures (one each from EBLD and YUSA).

             (f) PRICING. EBLD and YUSA will determine the prices to be charged for products sold in the Store, other than items purchased through IFill.

             (g) TERMINATION. Upon termination, the Store will be the exclusive property of YUSA.

5.   APPROVALS

     5.1 PRIOR APPROVAL REQUIRED. All uses by either party of the other party's Marks and Content must be submitted to and approved by the other party prior to their use, with such approval not to be unreasonably withheld. Failure to so seek and receive prior approval will be grounds for immediate termination of this Agreement, and such termination right will not constitute a waiver of any other rights available to a party as a result thereof.

     5.2 NO PUBLICITY WITHOUT CONSENT. Neither party will issue or permit issuance of any press release regarding the other party or this Agreement without prior coordination with and approval by the other party.

6.   TERM


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     6.1     TERM. This Agreement shall be effective as of the date of this
             Agreement, and will continue for two (2) years (the "Term").

     6.2 EARLY TERMINATION. Each party shall have the right to terminate this Agreement immediately on notice: (a) upon a breach of any material obligation hereunder by the other party other than those specified in section 4.1, if such breach is not cured within 30 days following the date the breaching party receives notice from the non-breaching party describing in reasonable detail the elements of such breach; (b) in the event the other party becomes insolvent (i.e., unable to pay its debts in the ordinary course as they come due); or (c) pursuant to sections
             5.1 or 6.1 above.

     6.3 EVENTS UPON TERMINATION. Upon the expiration or termination of this Agreement for any reason, both parties shall immediately remove all links to the other party's Content and website(s) and cease all use of the other party's Marks and any and all use of any kind whatsoever of the other party's Content, other than as set forth herein.

     5.4 SURVIVAL. Sections 3.7, 5.2, 8 and 9 will survive the termination or expiration of this Agreement.

7.   REPRESENTATIONS AND WARRANTIES

     Each party to this Agreement represents and warrants to the other that:
     (a) such party has all necessary right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;
     (b) the execution of this Agreement by such party and its performance of its obligations hereunder do not and will not violate any agreement by which such party is bound; (c) such party has (and will have throughout the Term) all necessary rights in an to its Marks, content links and Content described in this Agreement to allow it to make those indicia and materials available to the other party and users of that party's website as contemplated by this Agreement without violating the rights of any third party; and (d) it has (and will have throughout the Term) all necessary rights in and to all underlying technology (including both hardware and software) utilized in connection with its website and all such underlying technology does not infringe on any patent, copyright, trademark, trade secret or other intellectual property or proprietary right of any third party.



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8.     INDEMNIFICATION

       8.1 MUTUAL INDEMNIFICATION. Each party hereby agrees to indemnify and hold harmless the other party, its parent and subsidiary companies and their respective officers, agents, directors, employees and authorized representatives from and against any costs, losses, liabilities and expenses, including court costs, reasonable expenses and reasonable attorney's fees that any of them may suffer, incur or be subjected to by reason of any legal action, arbitration or other claim by a third party arising out of or as a result of a breach of the indemnifying party's representations and warranties made hereunder, the operations of the indemnifying party's website as authorized by this Agreement or otherwise, any allegations that the use of the indemnifying party's Marks, Content, links and/or content on its violates any intellectual property rights of any third party, any allegation that any content on its website is defamatory or violates any privacy or publicity rights of any third party, and/or any of its other obligations under this Agreement.

       8.2 INDEMNIFICATION PROCEDURES. If either party entitled to indemnification hereunder (an "Indemnified Party") makes an indemnification request to the other, the Indemnified Party shall permit the other party (the "Indemnifying Party") to control the defense, disposition or settlement of the matter at its own expense; provided that the Indemnifying Party shall not, without the consent of the Indemnified Party enter into any settlement or agree to any disposition that imposes an obligation on the Indemnified Party that is not wholly discharged or dischargeable by the Indemnifying Party, or imposes any conditions or obligations on the Indemnified Party other than the payment of monies that are readily measurable for purposes of determining the monetary indemnification or reimbursement obligations of Indemnifying Party. The Indemnified Party shall notify Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party's failure to notify Indemnifying Party shall not diminish Indemnifying Party's obligations under this Section except to the extent that Indemnifying Party is materially prejudiced as a result of such failure. An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

9. CONFIDENTIALITY. All information about the development of the EBLD Site and the development and launch of Youthline-USA.com disclosed to YUSA, its officers, directors, employees and/or agents shall be treated as confidential. All information about the development and launch of Youthline-USA.com disclosed to EBLD, its officers, directors, employees and/or agents shall be treated as confidential. Such confidentiality is of the essence to this Agreement.


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10.    GENERAL

       10.1 COSTS. Each party shall be responsible for all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement.

       10.2 ASSIGNMENT. None of the rights and obligations of the parties to this Agreement may be assigned by either party, except (a) to the transferee of substantially all of the business operations of such party (whether by asset sale, stock sale, merger or otherwise) or (b) to any entity that is controlled by, or is under common control with, such party.

       10.3 RELATIONSHIP OF PARTIES. This Agreement does not create a joint venture, partnership or principal/agent relationship between that parties hereto, nor imposes upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth herein.

       10.4 ENTIRE AGREEMENT. This Agreement states the entire agreement between the parties with respect to its subject matter and supersedes any prior oral or written agreements. This Agreement may not be amended except in writing signed by both parties.

       10.5 APPLICABLE LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New Jersey.

       10.6 INVALIDITY OF PROVISIONS. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

       10.7 NOTICE. Any notice due by one party to the other will be given to the address listed above and marked to the attention of the signatory specified below, unless a party hereafter designates a successor address or contact person. All notices will be transmitted by private courier or facsimile transmission, and will be deemed given as of the date of a written courier's receipt or electronic facsimile confirmation report.


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ENTERTAINMENT BOULEVARD, INC.          YOUTHLINE USA, INC.


By: /s/ Stephen Brown                  By: /s/ Saki Dodelson
   -------------------------              -------------------------
Name:  Stephen Brown                   Name:  Saki Dodelson
Title: CEO                             Title: President

















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